Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080
cbloom@sardverb.com
VECTOR GROUP REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

     MIAMI, FL, November 8, 2007 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the three and nine months ended September 30, 2007.
     Third quarter 2007 revenues were $136.1 million, compared to revenues of $137.7 million in the third quarter of 2006. The Company recorded operating income of $33.7 million in the 2007 third quarter, compared to operating income of $25.7 million in the third quarter of 2006. Net income for the 2007 third quarter was $15.1 million, or $0.23 per diluted common share, compared to $19.6 million, or $0.30 per diluted common share, in the 2006 third quarter. The results for the three months ended September 30, 2006 included an $11.5 million decrease in reported income tax expense due to the reduction of the Company’s previously established reserves as a result of its July 2006 settlement with the Internal Revenue Service. Adjusting for the $11.5 million reduction in income tax expense, the Company’s net income for the 2006 third quarter would have been $8.1 million, or $0.13 per diluted common share.
     For the nine months ended September 30, 2007, revenues were $410.3 million, compared to $368.7 million for the first nine months of 2006. The Company recorded operating income of $88.6 million for the 2007 nine-month period, compared to operating income of $68.4 million for the 2006 period. Net income for the 2007 nine-month period was $59.6 million, or $0.91 per diluted common share, compared to net income of $26.9 million, or $0.43 per diluted common share, for the 2006 period. The results for the nine months ended September 30, 2007 included a $19.6 million pre-tax gain associated with the Company’s previously announced NASA litigation settlement and an $8.1 million pre-tax gain related to the exchange of notes receivable from Ladenburg Thalmann Financial Services Inc. Adjusting for these gains, the Company’s net income for the nine months ended September 30, 2007 would have been $43.2 million, or $0.66 per diluted common share. The results for the nine months ended September 30, 2006 included the debt conversion expense of $14.9 million associated with the issuance in June 2006 of additional shares of common stock in connection with the conversion of $70 million of the Company’s 6.25% convertible notes due 2008 and the $11.5 million decrease in reported income tax expense as a result of the Internal Revenue Service settlement. Adjusting for this debt conversion expense and the adjustment to income tax expense, net income for the first nine months of 2006 would have been $30.3 million or $0.49 per diluted common share.
     For the three and nine months ended September 30, 2007, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $135.2 million and $407.3 million, respectively, compared to $135.9 million and $363.3 million for the three and nine months ended September 30, 2006, respectively. Operating income was $40.4 million for the third quarter of 2007 and $113.4 million for the first nine months of 2007, compared to $34.6 million and $95.9 million for the three and nine months ended September 30, 2006, respectively.
Conference Call To Discuss Third Quarter 2007 Results
     As previously announced, the Company will host a conference call and webcast on Friday, November 9, 2007 at 11:00 A.M. (ET) to discuss third quarter 2007 results. Investors can access the call by dialing 800-859-8150 and entering 83856289 as the conference ID number. The call will also be available via live webcast at www.vcall.com
     A replay of the call will also be available shortly after the call ends on November 9, 2007 through November 23, 2007. To access the replay, dial 877-656-8905 and enter 83856289 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues*	$136,053	$137,665	$410,296	$368,724

Expenses:
Cost of goods sold*	80,182	88,329	252,089	230,974
Operating, selling, administrative and general expenses	22,164	23,635	69,597	69,362

Operating income	33,707	25,701	88,610	68,388

Other income (expenses):
Interest and dividend income	2,445	2,281	5,862	6,383
Interest expense	(12,113)	(10,779)	(30,767)	(27,795)
Changes in fair value of derivatives embedded within convertible debt	(6,331)	(3,464)	(4,215)	(1,225)
Loss on extinguishment of debt	—	(1,306)	—	(16,166)
Gain on sale of investments, net	—	1,433	—	1,386
Provision for loss on investments	(58)	—	(1,216)	—
Gain from exchange of LTS notes	—	—	8,121	—
Equity income from non-consolidated real estate businesses	6,589	2,121	15,926	9,726
Income from lawsuit settlement	—	—	20,000	—
Other, net	(6)	81	(42)	158

Income before provision for income taxes	24,233	16,068	102,279	40,855
Income tax expense (benefit)	9,169	(3,550)	42,707	13,934

Net income	$15,064	$19,618	$59,572	$26,921

Per basic common share:

Net income applicable to common shares	$0.24	$0.31	$0.94	$0.45

Per diluted common share:

Net income applicable to common shares	$0.23	$0.30	$0.91	$0.43

Cash distributions and dividends declared per share	$0.38	$0.36	$1.14	$1.09

*	Revenues and cost of goods sold include excise taxes of $43,025, $48,153, $132,305 and $127,956, respectively.

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